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                                                                EXHIBIT 5


                     OPINION OF MORGAN, LEWIS & BOCKIUS LLP


                                                                MAY 29, 1997

DBT Online, Inc.
5550 West Flamingo Road, Suite B-5
Las Vegas, NV 89103

        RE: DBT Online, Inc. -- Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for DBT Online, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of the registration statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the public offering of up to 1,886,000 shares of the Company's common stock, $.10 par value (the "Common Stock"), of which up to 1,000,000 shares of Common Stock (the "Company Shares") are to be newly issued and sold by the Company, and of which 886,000 shares of Common Stock (the "Selling Shareholder Shares"), including 246,000 shares purchasable by the underwriters upon exercise of their over-allotment option, are presently issued and outstanding and are to be sold by the selling shareholders (the "Selling Shareholders") listed in the Registration Statement under "Principal and Selling Shareholders." This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

     In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Restated Certificate of Incorporation, as amended; (c) the Company's By-Laws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. Our opinion set forth below is limited to the Business Corporation Law of the Commonwealth of Pennsylvania.

     Based upon the foregoing, we are of the opinion that the Selling Shareholder Shares are validly issued, fully paid and nonassessable, and the Company Shares, upon issuance by the Company in the manner and for the consideration contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the references to this Firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.

     The opinion expressed herein is solely for your benefit and may be relied upon only by you.

                                        Very truly yours,


                                        /s/ MORGAN, LEWIS & BOCKIUS LLP